U.S. SECURITIES AND EXCHANGE COMMISSION

                       WASHINGTON, DC 20549

                           FORM 12b-25


                   NOTIFICATION OF LATE FILING
                           (Check One):

[X] Form 10-KSB [ ] Form 20-F   [ ] Form 11-K   [ ] Form 10-Q  [ ] Form N-SAR

For Period Ended:   December 31, 1997

[ ] Transition Report on Form 10-KSB
[ ] Transition Report on Form 20-F
[ ] Transition Report on Form 11-K
[ ] Transition Report on Form 10-Q
[ ] Transition Report on Form N-SAR

For the Transition Period Ended: Not Applicable

Read Attached Instruction Sheet Before Preparing Form.  Please Print or Type.
______________________________________________________________________________

Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.
______________________________________________________________________________

If the notification related to a portion of the filing checked above, identify the Item(s) to which the notification relates:

               Not applicable
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PART I - REGISTRANT INFORMATION

Full Name of Registrant:                  Forestry International, Inc.

Former Name if Applicable:                N/A

Address of Principal Executive:           4640 Poplar Springs Drive
Office (Street and Number):               Suite A 29
City, State and Zip Code:                 Meridian, MS  39305

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PART II - RULES 12b-25(b) AND(c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

[X] (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

[ ] (b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, 11-K or Form N-SAR, or portion thereof will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

[ ]  (c)  The accountant's statement or other exhibit required by Rule
          12b-25(c) has been attached if applicable.


 PART III - NARRATIVE


State below in reasonable detail the reasons why the Form 10-K, 20-F, 11-K, 10-Q or N-SAR or the transition report or portion thereof could not be filed within the prescribed period.

     Registrant management was unable to obtain financial results from a newly acquired subsidiary. Litigation is probable in order to complete the acquisition or recoup the investment of such acquisition.
     ___________________________________________________________________________

PART IV - OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

     Louis R. Turp,(601) 485-3199

(2) Have all other period reports required under section 13 or 15(d) of the Securities Exchange Act of 1934 or section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).

     [ ] Yes        [x] No    10 QSB SEPTEMBER 1997


(3) It is anticipated that any significant change in results of operation from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report of portion thereof?

     [X] Yes      [ ] No

     If so: attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.


FORESTRY INTERNATIONAL, INC.

has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.



Date: March 31, 1998                      By: /s/Louis R. Turp
                                           ----------------------------
                                           Louis R. Turp
                                           Chief Executive Officer

INSTRUCTION: The form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.

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                            ATTENTION

Intentional misstatement of omission of fact constitute Federal Criminal Violations (See 18 U.S.C. 1001)